EXHIBIT 21.1

SUBSIDIARIES

Subsidiary	Jurisdiction of Incorporation
Dice Inc.	Delaware

eFinancialCareers, Inc.	Delaware

eFinancialCareers Limited	United Kingdom

Dice Career Solutions, Inc.	Delaware

eFinancial Careers Pte. Ltd.	Singapore

eFinancialCareers (Australia) Pty Limited	Australia

Targeted Job Fairs, Inc.	Delaware

DHI Gulf FZ-LLC	Dubai

DHI Careers Limited	United Kingdom

WorkDigital Limited	United Kingdom

Dice Careers Limited	United Kingdom

eFinancialCareers GmbH	Germany

Rigzone Pty Limited	Australia